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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

                                 Investor Contact: Michael Smith
                                                   Senior Vice President and CFO
                                                   Cobra Electronics Corporation
                                                   773-804-6281
                                                   msmith@cobraelec.com
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                                 Media Contact:    Larry Larsen
                                                   Fleishman-Hillard
                                                   312-751-3617
                                                   larsenl@fleishman.com
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                      COBRA ADOPTS STOCKHOLDER RIGHTS PLAN

CHICAGO, IL - OCTOBER 24, 2001 -- Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of two-way mobile communications products, today announced that its Board of Directors adopted a Stockholder Rights Plan. The plan is intended to ensure that all of Cobra's stockholders are treated fairly and equitably in the event of a hostile takeover attempt and to encourage any potential acquirer to negotiate with the Board of Directors. The plan was not adopted in response to any specific takeover offer.

         "Although Cobra's stock has outperformed the market this year, as reflected by the S&P 500 Index, we believe that the company remains undervalued. The purpose of this plan is to protect our stockholders from takeover attempts that do not provide fair value to all stockholders," noted Jim Bazet, Cobra's President and CEO. "Many publicly-held companies have adopted Stockholder Rights Plans in recent years. Cobra's Board has carefully studied the desirability of a Stockholder Rights Plan and, in light of current market conditions affecting Cobra's stock, has determined that it would be beneficial to Cobra and its stockholders to implement such a plan. Cobra's financial condition, operations and earnings per share will not be affected by the adoption of the plan."

         Under the Stockholder Rights Plan, Cobra will make a dividend distribution of one preferred stock purchase right for each outstanding share of Cobra common stock as of the close of business on November 5, 2001. When the rights become exercisable, each right (other than those which have become void under the plan) will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $35.00. Each one one-hundredth of a share of the new preferred stock is intended to be the economic and voting equivalent of one share of Cobra common stock.

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         The rights become exercisable 10 business days after any person has acquired, or announced its intention to commence a tender offer for, 15 percent or more of Cobra common stock. Under certain circumstances, each right which has not become void will entitle the holder to purchase, at the exercise price, Cobra common stock having a current market value of two times the exercise price; or if Cobra is acquired in a merger or other business combination, each right will entitle the holder to purchase, at the exercise price, common stock of the acquiror having a current market value of two times the exercise price. Subject to certain conditions, Cobra is entitled to redeem the rights at $.01 per right.

         Stockholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, outstanding stock certificates will represent both shares of Cobra common stock and the rights, and the rights will trade only with such shares.

         The rights will expire in 10 years, unless earlier redeemed or exchanged by Cobra.

About Cobra Electronics
Cobra Electronics Corporation (Nasdaq: COBR) is a leading global manufacturer of two-way mobile communication products, holding the number one or strong number two position in every market in which it does business. The Family Radio Service business is one of the fastest growing segments of two-way mobile communications and Cobra is a leading player in the U.S., Canada and Europe. Cobra has a 40-year track record of innovation and award-winning products, and leads the industry in developing technology applications that serve the market. For the second consecutive year, Forbes Magazine has selected Cobra as one of "America's 200 Best Small Companies". To learn more about Cobra Electronics and its products, please visit the Cobra site at http://www.cobra.com.
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